Exhibit 3.2

FORM OF

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

RHODIUM ENTERPRISES, INC.

Rhodium Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [●], comprised of the following classes (i) [●] shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), and (ii) [●] shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”).

Upon this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law (the “Effective Time”), the shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Class A Common Stock”) shall be reclassified, combined and reconstituted into a different number of shares of Class A Common Stock (the “New Class A Common Stock”) such that each [●] to [●] shares of Old Class A Common Stock shall, at the Effective Time, be automatically reclassified, combined and reconstituted into one share of New Class A Common Stock, the exact ratio within the foregoing range to be determined by the Board prior to the Effective Time and publicly announced by the Corporation (the “Final Split Ratio”).

Any stock certificate and book-entry position that, immediately prior to the Effective Time, represented shares of the Old Class A Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Class A Common Stock equal to the product obtained by multiplying the number of shares of New Class A Common Stock represented by such certificate or book-entry position immediately prior to the Effective Time by one divided by the Final Split Ratio. No fractional shares of Class A Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Class A Common Stock, as determined by the Board.

The following is a statement of the designations and the powers, rights and preferences, and the qualifications, limitations or restrictions thereof in respect of the Common Stock.

A.	Common Stock

1. Voting. The Class A Common Stock shall not be entitled or permitted to vote on any matter. Each share of Class B Common Stock shall be entitled to one vote on any matter required or permitted to be voted on or approved by the Shareholders. There shall be no cumulative voting.

2. Dividends. Dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine. No dividend may be declared on the Class B Common Stock; provided, however, that in the event a dividend is declared in the form of shares of Class B Common Stock, then holders of Class B Common Stock shall receive the dividend in the form of shares of Class B Common Stock.

3. Distribution upon Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the remaining assets of the Corporation available for distribution to holders of Shares (the “Remaining Assets”) shall be distributed to the holders of shares of Class A Common Stock, pro rata according to their relative proportionate ownership of all shares of Class A Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, no Remaining Assets shall be distributed to the holders of shares of Class B Common Stock.”

2. The amendments herein have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on [●], 2021.

RHODIUM ENTERPRISES, INC.

By:
Name:
Title: